Exhibit 10.2

DATED April 4,	2017

CARDTRONICS UK LIMITED		(1)

and

JONATHAN SIMPSON-DENT		(2)

WITHOUT PREJUDICE AND SUBJECT TO CONTRACT SETTLEMENT AGREEMENT

DATE OF SETTLEMENT AGREEMENT:	April 4, 2017
This Agreement is between:
(1) CARDTRONICS UK LIMITED (company number 03610221) whose registered office is at Building 4, First Floor Trident House, Mosquito Way, Hatfield, Hertfordshire, AL10 9UL (the "Company")
(2) JONATHAN SIMPSON-DENT of 19 Briar Walk, London, SW15 6UD

IT IS AGREED THAT:

1           DEFINITIONS

References to:

"Group" means the Company and its subsidiaries and any holding company of the Company and any subsidiary of such holding company (all as defined in section 1159 of the Companies Act 2006) and any associated company (which expression shall mean any other company of which the Company or its holding company or any subsidiary of the Company or its holding company beneficially holds not less than 20% of the equity share capital) and any reference to "Group Company" shall be construed accordingly.

"LTIP" means the Cardtronics, Inc. 2007 Third Amended and Restated Stock Incentive Plan.

“Control” means in relation to a body corporate, the power of a person to secure that the affairs of the body corporate are conducted in accordance with the wishes of that person:

(a) by means of the holding of shares, or the possession of voting power, in or in relation to, that or any other body corporate; or

(b) as a result of any powers conferred by the articles of association or any other document regulating that or any other body corporate,

and a “Change of Control” occurs if a person who controls any body corporate ceases to do so or if another person acquires Control of it or there is a  transfer of the assets of the Company.

2           TERMINATION ARRANGEMENTS

2.1       Your employment with the Company will terminate on 31 January 2018 (the "Termination Date"). The 6 months' notice period due under your contract of employment will be deemed served and commences on 31 July 2017.

(a)        You will be required to work during the period between the date of this Agreement and 30 June 2017 inclusive. You also agree to use up any accrued holiday entitlement during this period.

(b)        You will be suspended from the performance of your duties from 1 July 2017 until the Termination Date inclusive (the "Garden Leave Period"). During the Garden Leave Period you will remain an employee, you will not contact or respond to any business contact from any customers, suppliers or employees of the Company or undertake any work on behalf of the Company unless on the express instruction of the Company.

2.2        You will provide reasonable assistance between now and the Termination Date to the Company's and any Group Company's management to ensure that there is an effective handover of all your responsibilities to alternative employee(s) and in relation to any business issues which arise.

2.3        You will receive your normal salary and benefits up to and including 30 September 2017, subject to deductions for tax and National Insurance contributions and less any sums owed by you to the Company.

2.4        From 1 October 2017 until the Termination Date, you will be employed on a retainer basis and be paid on an "as reasonably needed" basis at a daily rate of £1,590. Should the Company require your services under this clause 2.4, Cardtronics' Chief Executive Officer shall provide you with 5 working days’ notice.

2.5        All benefits (in particular, your life assurance cover) cease with immediate effect on 1 October 2017, unless expressly provided for in this Agreement.

2.6        You agree that within 7 days after the Termination Date you will enter into the reaffirmation certificate at Schedule 5 of this Agreement (the "Reaffirmation Certificate") and that you will provide the Company with a signed copy of the Reaffirmation Certificate and Independent Adviser’s Certificate at Schedule 5 no later than 14 days after the Termination Date.

2.7        Subject to your compliance with clauses 2.2,  2.6 and 8.3 of this Agreement, you will receive payment of a fixed bonus of £288,750, subject to deductions for tax and National Insurance contributions, within 14 days of the Company receiving a signed copy of the Reaffirmation Certificate and Independent Adviser's Certificate at Schedule 5.

2.8        The Company agrees that provided you:

(a)         update the Company on a weekly basis to ensure that you are not required by the Company in that week; and

(b)         comply with your continuing obligations set out in your contract of employment dated 2013 and annexed to this Agreement at Schedule 6, in particular the obligations and restrictions at clause 10 and 12, and the other restrictions set out in this Agreement you are entitled to work in any role which is non-competitive with the Company or any Group Company from 1 October 2017.

2.9        You can still claim for all reasonable business expenses properly incurred up to the Termination Date provided you submit valid receipts to the Company within 14 days of the Termination Date.

2.10      Subject to clause 8.6, you hereby irrevocably release and waive with immediate effect all and any subsisting awards previously granted to you over or in respect of or relating to any stock of or shares in the Company (including, without limitation, any award made under the LTIP) other than:

(a)       any award made under the LTIP to the extent that it vests in September 2017; and

(b)       any award made under the LTIP to the extent that it vests in January 2018,

and acknowledge and accept that, other than in respect of these awards named under this clause 2.10 (a) and (b) you have no claim or right whatsoever outstanding against the Company (or any Group Company) in connection with any other such award.

2.11      Should you wish to trade any stock or shares in the Company held by you (including the awards named under clause 2.10 (a) and (b)), you are and will continue to be bound by the applicable trading rules for a period of 6 months from the Termination Date.

3           ADDITIONAL BENEFITS

3.1        Up until 30 September 2017 you will continue to be covered by the Company's private medical expenses insurance, subject to the rules of the scheme from time to time in force.

3.2        The Company will pay £13,000 plus VAT to your Independent Adviser as identified in Schedule 1 against an appropriate invoice from your Independent Adviser addressed to you, but marked as payable by the Company.  This is paid as a contribution towards the legal costs you incur in taking the necessary advice on the terms and effect of this Agreement.

4          YOUR NON-FINANCIAL OBLIGATIONS

4.1        Notwithstanding the termination of your employment with the Company, you continue to be bound by the continuing obligations set out in your contract of employment dated 2013 and annexed to this Agreement at Schedule 6, in particular the obligations and restrictions at clause 10 and 12, and the other restrictions set out in this Agreement.

4.2        You will not at any time following the termination of your employment directly or indirectly make use of or divulge to any person, firm or company or corporation (and must use your best endeavours to prevent the use, publication or disclosure of) any secret or confidential information concerning the Company or any Group Company including any business or financial information in relation to the Company or any Group Company.  You warrant that as at the Termination Date you will have deleted irretrievably any information relating to the business of the Company or any Group Company including any confidential information that you have stored in any form on any computer, electronic storage device or similar not belonging to the Company or any Group Company.

4.3        You will not make, publish or issue or cause to be made, published or issued any derogatory or disparaging comments about the Company or any Group Company or its or their officers or employees.

4.4        On or before the Termination Date, you must return to the Company all of its and the Group’s documents and other Company or Group property that is in your possession or control.  This includes (if applicable) all paper and electronic documents that relate to the business including confidential information, passwords, ID cards, car, keys, business cards, credit cards, fuel cards, computer equipment, tablet devices and mobile telephones.  You must not keep (or deliver to any third party) copies or extracts from any of the Company’s or the Group’s documents.  If the Company requires, you will provide your written confirmation that you have complied with this obligation.

4.5        On or before the Termination Date, you agree to delete any work-related connections that were made after you commenced employment with the Company between you and any existing or prospective clients of the Company from Facebook, LinkedIn or any other social or professional networking sites.

4.6       If you have stored or copied any of the Company’s or the Group’s data or information (including any confidential information) on to a computer, personal organiser or other system or device which does not belong to the Company or the Group you must immediately delete that data or information and must allow the Company to have access to that system or device to verify that such data or information has been deleted.

4.7       You will keep the terms of this Agreement and the circumstances leading up to the termination of your employment confidential and not disclose them to any third party or allow them to be disclosed without the prior written consent of the Company, save to your Independent Adviser or as may be required by law and in strict confidence to your immediate family.

4.8        For the avoidance of doubt, nothing in this Agreement precludes you from making a "protected disclosure" under Part IVA of the Employment Rights Act 1996.

4.9       You agree to make yourself available to, and to co-operate with, the Company and the Group or its/their advisers in any administrative, regulatory, judicial or quasi-judicial proceedings.  You acknowledge that this could involve, but is not limited to, responding to or defending any regulatory or legal process, providing information in relation to any such process, preparing witness statements and giving evidence in person on behalf of the Company or the Group.  The Company shall reimburse any reasonable expenses and loss of earnings incurred by you in complying with this clause, provided that such expenses are approved in advance by the Company and you provide reasonable evidence of loss of earnings.

4.10     You warrant that as at the date of this Agreement:

(a)         you have not accepted or been offered alternative employment (including for the purposes of this sub-clause any agency work, self-employment, directorship or consultancy) nor are you expecting to receive any specific offer before 30 June 2017;

(b)        you are not aware of anything which if disclosed to the Company would entitle or have entitled the Company to summarily dismiss you; and

(c)         you are not aware of any grounds on which you may have a personal injury claim against the Company or any Group Company;  and acknowledge that if these warranties were not given, the Company would not be agreeing to pay the payments under this Agreement to you.

5           RESIGNATION FROM OFFICE

5.1        Subject to clause 5.2, your signature to this Agreement also constitutes your resignation from any directorship or other office held by you in relation to the Company any part of the Group or any other company with which you have had dealings as a consequence of your employment with the Company.

Your resignation(s) will take effect immediately when requested by the Group, and in any event no later than 30 June 2017.

5.2        Your signature to this Agreement constitutes your resignation as a director of Link Scheme Holdings Limited and Link Scheme Ltd. Your resignation will take effect either on the Termination Date, on a date which is agreed with you, or at the express request of the Link board, whichever is earlier.

5.3        In view of your resignation(s), you must not act in any way which could give the impression that you are still a director or officer of the Company or any part of the Group.  That includes returning any business cards and other business stationery to the Company.

6          THE COMPANY’S NON-FINANCIAL OBLIGATIONS

6.1        Unless otherwise required by the Financial Conduct Authority rules governing references for persons holding and moving to controlled functions, the Company. The Company will provide a reference for you in the form set out in Schedule 3.  However, this form of reference will only be provided (whether verbally or in writing) in response to requests addressed to the Chief Human Resources Officer. If the Company becomes aware of anything that would make any part of that reference false or misleading, the Company will give you a reasonable opportunity to comment on that new information and thereafter may make appropriate changes to it.

6.2        The Company will not authorise, require or condone the disclosure of the terms and/or the circumstances leading up to the termination of your employment by any person employed by it.  This will not cover any disclosure made to the Company’s professional advisers or as may be required by law or the applicable Stock Exchange or to the Company’s senior management nor will it cover any disclosure required so that the Company is able to comply with its obligations under this Agreement.

6.3        The Company will not encourage, procure or condone the making of any statements or comments about you by any of its officers or employees (acting in their professional capacity) where those statements or comments are intended to or might reasonably be expected to damage your reputation or be detrimental or otherwise critical of you.

6.4        The Company will issue an internal and external announcement concerning your departure in the terms at Schedule 4.

6.5        The Company will issue a Form 8-K to the United States Securities and Exchange Commission in the terms at Schedule 7.

6.6        The Company will issue your P45 as soon as practicable.

7           FULL SETTLEMENT

7.1        You accept the terms of this Agreement in full and final settlement of all and any claims (if any) and whether contractual, statutory or otherwise (including but not being limited to claims under English and/or European Community law) which you have or may have against the Company or the Group and/or any agent, director, officer or employee of the Company or the Group arising out of your employment or its termination and in respect of your resignation or removal from any office held within the Company or any Group Company whether such claims are known or unknown to the parties and whether or not they are or could be in the contemplation of the parties at the time of signing this Agreement.

7.2        You confirm that you have reviewed with your Independent Adviser and been advised upon the possibility of pursuing the claims referred to both in clause 7.1 above and in the first part of Schedule 2 and that you understand that by signing this Agreement, you are waiving your rights to pursue such claims.  The second part of Schedule 2 sets out the claims you are not waiving and so which are unaffected by your signature of this Agreement.

7.3        You warrant that:

(a)         you have no complaints of any kind against the Company or the Group (except those referred to in Schedule 2) and understand that it is specifically on that basis that the Company has agreed to pay the payments under this Agreement to you;

(b)         this Agreement is intended to relate to such complaints and satisfies the conditions relating to settlement agreements under Section 203(3) Employment Rights Act 1996 and the equivalent provisions in the Trade Union and Labour Relations (Consolidation) Act 1992; the Working Time Regulations 1998; the National Minimum Wage Act 1998; the Transnational Information and Consultation of Employees Regulations 1999; the Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000; the Fixed-term Employees (Prevention of Less Favourable Treatment) Regulations 2002; the Information and Consultation of Employees Regulations 2004; the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006; the Pensions Act 2008 and the Equality Act 2010;

(c)         your Independent Adviser has advised you as to the terms and effect of this Agreement and in particular as to its effect on your ability to pursue your rights before an Employment Tribunal and has confirmed to you that at the time when he/she advised you, there was in force a contract of insurance or an indemnity provided for members of a professional body in respect of any claim by you in respect of loss arising as a consequence of that advice; and

(d)         neither you nor anyone acting for you has made an application to an Employment Tribunal or issued proceedings in the High Court or County Court in respect of any claim arising out of your employment or its termination.

7.4        It is a strict condition of this Agreement that you do not bring any proceedings in respect of any of the claims referred to in clause 7.1 above or the first part of Schedule 2 whether in an Employment Tribunal or a court or otherwise.  You agree that if you breach any material provision of this Agreement or bring a claim against the Company or any Group Company arising out of your employment or its termination, (other than as set out in the second part of Schedule 2), you will indemnify the Company for all liabilities, costs, expenses, damages and losses suffered as a result, including all legal and other professional fees incurred, whatever the outcome of that claim. This does not affect any other rights or remedies that the Company or any Group Company may have against you.

7.5        You acknowledge that the Company has relied specifically on the warranties you have provided in deciding to enter into this Agreement.  For the avoidance of doubt the parties agree and acknowledge that each of the restrictions in clauses 4.10 and 7.3 constitute fundamental terms of this Agreement.

8           GENERAL

8.1        The Company is entering into this Agreement on its own behalf and on behalf of the Group and the Company’s and the Group's directors, officers and employees.  For the purposes of the Contracts (Rights of Third Parties) Act 1999, none of the terms of this Agreement are enforceable by any third party other than any Group Company and its officers and employees.

8.2       This Agreement is subject to contract and without prejudice until it is signed by you, the Company and your Independent Adviser at which point it will become open and binding, even if still marked "without prejudice/subject to contract".

8.3        As there will be a material gap between the date on which you sign this Agreement and the Termination Date, you acknowledge that it is a condition of this Agreement that in order to be eligible to receive any of the payments or benefits set out in this Agreement you must obtain fresh legal advice and sign the Reaffirmation Certificate as at Schedule 5 and pursuant to the terms detailed in clause 2 above.

8.4        It is a term of this Agreement that you agree to work with the Company on the smooth integration of the acquired DirectCash Payments Inc. group of companies into the Group.

8.5        It is a term of this Agreement that if there is a Change of Control of the Company the Company shall ensure that this Agreement shall be binding on any person or body corporate who acquires control of it.

8.6        Without prejudice to the remainder of this Agreement, the Company will be under no obligation to make any payments due to you under this Agreement (including the awards detailed in clauses 2.10(a) and

2.10(b)) if, following a reasonable investigation, the Company is of the genuine belief, on the balance of probabilities, that you have committed an act of gross misconduct or gross negligence.

8.7        This Agreement shall be governed by and interpreted in accordance with English law and the parties submit to the exclusive jurisdiction of the Courts of England and Wales over any claim or matter arising under or in connection with this Agreement.

8.8       This Agreement and the documents referred to in it constitute the entire agreement between the parties and so replace any previous arrangements or agreements you may have had with the Company or representations or other pre-contractual statements made by it or on its behalf regarding the termination of your employment, all of which immediately cease to have any effect.

8.9       This Agreement may be executed in any number of counterparts, each of which when executed shall be an original, but all the counterparts together shall constitute the one agreement.

SIGNED for and on behalf of CARDTRONICS UK LIMITED	/s/ Sharon Bridgland- Gough ............................................. Sharon Bridgeland-Gough

SIGNED by JONATHAN SIMPSON-DENT	/s/ Jonathan Simpson-Dent ............................................ Jonathan Simpson-Dent